GulfMark Offshore Reports Record Results
for Second Quarter 2008

July 29, 2008 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) today announced earnings per share of $2.00 for the second quarter and $3.40 for the first half of 2008.  Highlights include:

•	Highest Quarterly and First Half Earnings Per Share in Company History
•	Acquired Rigdon Marine on July 1st Immediately Adding 19 Deepwater Gulf of Mexico Vessels
•	Southeast Asia Sequential Quarterly Revenue Growth of 24% and 139% Over Prior Year
•	Americas Revenue Growth of 25% in 2nd Quarter vs. 1st Quarter and 40% Year Over Year
•	Proactive Drydocking Increases Revenue and Profit Potential for Second Half of 2008

Financial Review

Revenues for the quarter of $81.9 million increased $7.6 million over the same period in the prior year principally due to increased day rates in our Southeast Asia and Americas regions.  Net income for the second quarter was $46.8 million, or $2.00 per diluted share, including a gain of $16.4 million from the sale of two vessels, representing a 52% increase over the prior year level.

Revenues for the first six months of 2008 increased 18.2% over the same period in the prior year to $165.2 million resulting from higher revenues from all regions.  Net income was $79.0 million, or $3.40 per diluted share, including the gains on the vessel sales, which represents a 43.5% increase in net income compared to the same period in the previous year.

Compared to the first quarter this year revenues decreased $1.4 million, or 1.7%, as a result of the strategic positioning of several vessels to earn higher revenues in future quarters, increased drydock days and lower revenue in the North Sea, partially offset by improved revenue from Southeast Asia and the Americas. Net income increased $14.5 million compared to the first quarter of 2008 due primarily to the gain on vessel sales.

Commentary

Bruce Streeter, President and CEO, commented: “Although concluded on the first day of the third quarter, the major accomplishment of the second quarter was obviously our coming to an agreement and subsequently closing the Rigdon Marine acquisition.  As we’ve previously noted, we believe this immediate entry into a leading position in the U.S. Gulf comes at a time when the current and forward looking fundamentals of that market are very favorable.  Day rates in this region are moving up and a recent report suggested that supply vessel utilization hit 100 % in the month of June.

“With regards to the second quarter results, several areas deserve to be pointed out.  First is the tremendous growth in the Southeast Asia region.  Since the beginning of 2007 we have sold six older vessels operating in this region and have taken delivery of five new builds, the most recent being the Sea Choctaw in mid-July this year which has already started work on a one-year plus options charter in Vietnam.  The combination of our vessel renewal initiative and the strengthening of day rates in the region have more than doubled this region’s revenue and operating profits year over year.  During the second quarter, we substituted the Sea Kiowa for the Sea Apache and have completed the modifications required for its initial two-year charter with Petrobras.  The Sea Kiowa is currently underway to Brazil and is due to go on-hire late in the third quarter.

GulfMark Offshore, Inc.
Press Release
July 29, 2008

“The second area relates to our positioning for future quarters and the impact on the current quarter.  As I noted on the conference call on July 8th, we took steps during the second quarter that, while negatively impacting revenue this quarter, improves our position as it relates to revenue and earnings in future quarters.  We incurred a total of 156 drydock days in the quarter versus the 110 estimated, resulting in lost revenue of approximately $3 million and a 3.5% reduction in overall fleet utilization.  The advantage to the remainder of the year is we have now completed the majority of our planned drydocks for the year, 12 out of 18, and accomplished two dynamic positioning (DP) conversions.  Also, as we’ve discussed, two of our large North Sea based anchor handlers are due to begin term contracts in West Africa by mid-August.  One of these vessels mobilized to a North Sea shipyard to undergo a DP conversion while completing its drydock, thus ensuring 100% availability once it begins its contract, but adversely affecting 2nd quarter revenues.

“Lastly, we completed the sale of two older vessels during the quarter, the Sea Diligent, a 1981-built anchor handler, and the North Crusader, a 1984-built anchor handler.  As has been the case in all of our vessel sales, we sold both of them at a profitable level, generating a gain of $16.4 million on sales proceeds of $21.4 million.  Also, early in the third quarter we completed the sale of the Sem Valiant, another 1981-built anchor handler, for an estimated $0.9 million profit.  These sales are part of our continued fleet evaluation and renewal initiative, and in the case of the North Crusader, resulted in an addition to our managed fleet.

“Overall we are very satisfied with the achievements of the quarter and year to date. In comparing average vessel day rates mid-year compared to the previous year, we are pleased to note increases in each region.  Reports indicate that our regions should continue to benefit from strong demand both in the near future and the longer-term as potential continues to develop in areas such as Brazil, the deepwater Gulf of Mexico, West Africa and Southeast Asia.  The addition of Rigdon Marine, with its 22 vessels currently operating and 6 under construction, comes at optimal time coupled with the 11 remaining GulfMark new builds set to deliver over the next two years.  We’ve significantly strengthened and diversified our operating base for the remainder of 2008 and are well positioned to continue to increasing shareholder value over the long-term.”

Liquidity and Capital Commitments

Cash flow from operations totaled $76.6 million for the six months ended June 30, 2008, compared to $56.4 million for the same period in 2007. Cash from operations plus cash on hand were used to fund approximately $62.9 million in capital expenditures primarily related to the new build program.  Estimated remaining cash commitments for 2008 under the new build program, including the new build program of Rigdon Marine, are approximately $51.7 million and are expected to be funded from a combination of cash flow from operations, available cash, and borrowings under the credit facilities assumed in the Rigdon Marine acquisition.

Liquidity at quarter-end was $295.5 million, consisting of $261.4 million of working capital and $34.1 million available under the $175.0 revolving credit facility.  The working capital balance included $214.7 million of cash that included a $140 million draw on our revolver that was done in anticipation of our July 1 closing of the Rigdon Marine acquisition. Total debt at June 30, 2008 was $300.5 million, comprised of $159.6 million for the 7.75% senior notes due 2014 and $140.9 million on the revolver.

On July 1, 2008, we closed the Rigdon acquisition, utilizing $150 million of our cash on hand at the end of the quarter and assumed approximately $269 million of existing Rigdon debt and $26 million of working capital.

GulfMark Offshore, Inc.
Press Release
July 29, 2008

Concurrent with the closing of the acquisition, we repaid $33 million of acquired construction loans.  Upon completing the transaction our total outstanding indebtedness increased to approximately $536 million.

Conference Call Information

GulfMark will conduct a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. EDT/8:00 a.m. CDT on Tuesday, July 29, 2008.  Those interested in participating in the conference call should call 877-381-5943 (international callers should use 706-679-4543) five minutes in advance of the start time and ask for the GulfMark Second Quarter Earnings conference call.  A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 55764122.  The conference call will also be available via audio webcast and available for podcast download and can be accessed from the Investor Relations section of GulfMark’s website at www.gulfmark.com or by visiting www.investorcalendar.com.  The webcast will be available for replay until October 29, 2008.  A transcript of the call will be filed with the SEC on Form 8-K as soon as available.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of ninety (90) offshore support vessels that serve every major offshore energy industry market in the world.

Contacts:               Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail:  Rusty.Bay@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail:  Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2007. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
July 29, 2008

Statement of Operations (unaudited)	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007

Revenue	$81,893	$83,348	$74,341
Direct operating expenses	29,912	27,698	24,688
Drydock expense	2,630	3,692	1,012
General and administrative expenses	9,421	8,777	8,584
Depreciation and amortization expense	9,515	8,748	7,425
Gain on sale of assets	(16,407)	(3)	(1,249)
Operating Income	46,822	34,436	33,881

Interest expense	(935)	(1,182)	(2,038)
Interest income	296	296	845
Foreign currency gain (loss) and other	195	(150)	190
Income before income taxes	46,378	33,400	32,878
Income tax benefit (provision)	403	(1,136)	(2,157)
Net Income	$46,781	$32,264	$30,721

Earnings per share:
Basic	$2.06	$1.43	$1.37
Diluted	$2.00	$1.40	$1.32

Weighted average common shares	22,661	22,543	22,443
Weighted average diluted common shares	23,334	23,116	23,187

GulfMark Offshore, Inc.
Press Release
July 29, 2008

Operating Statistics	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Revenue by Region (000’s)
North Sea based fleet	$53,452	$60,508	$59,997
Southeast Asia based fleet	20,175	16,228	8,459
Americas based fleet	8,266	6,612	5,885

Rates Per Day Worked
North Sea based fleet	$21,766	$24,974	$23,788
Southeast Asia based fleet	17,992	14,335	8,373
Americas based fleet	15,854	13,062	11,364

Overall Utilization
North Sea based fleet	95.3%	92.4%	92.6%
Southeast Asia based fleet	86.6%	96.8%	90.6%
Americas based fleet	85.5%	88.0%	97.2%

Average Owned/Chartered Vessels
North Sea based fleet	27.0	28.3	29.3
Southeast Asia based fleet	14.8	13.0	12.5
Americas based fleet	7.0	6.3	6.0
Total	48.8	47.6	47.8

Drydock Days
North Sea based fleet	51	45	12
Southeast Asia based fleet	21	13	38
Americas based fleet	84	37	-
Total	156	95	50

Expenditures (000’s)	$2,360	$3,692	$1,012

	At July 22, 2008		At June 30, 2007
	2008(2)	2009(3)	2007(2)	2008(3)
Forward Contract Cover(1)
North Sea based fleet	90%	56%	81%	69%
Southeast Asia based fleet	98%	69%	64%	18%
Americas based fleet	88%	44%	100%	88%
Total	90%	53%	79%	58%

(1)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire and includes the newly acquired Rigdon fleet effective July 1, 2008.
 (2)Represents six months (7/1-12/31).
 (3)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
July 29, 2008

Statement of Operations (unaudited)	Six Months Ended
	June 30,	June 30,
	2008	2007

Revenue	$165,241	$139,854
Direct operating expenses	57,610	49,602
Drydock expense	6,322	5,471
General and administrative expenses	18,198	15,217
Depreciation and amortization expense	18,263	14,532
Gain on sale of assets	(16,410)	(6,262)
Operating Income	81,258	61,294

Interest expense	(2,117)	(4,650)
Interest income	592	1,871
Foreign currency gain (loss) and other	45	88
Income before income taxes	79,778	58,603
Income tax benefit (provision)	(733)	(3,529)
Net Income	$79,045	$55,074

Earnings per share:
Basic	$3.50	$2.46
Diluted	$3.40	$2.39

Weighted average common shares	22,602	22,368
Weighted average diluted common shares	23,240	23,071

GulfMark Offshore, Inc.
Press Release
July 29, 2008

Operating Statistics	Six Months Ended
	June 30,	June 30,
	2008	2007
Revenue by Region (000’s)
North Sea based fleet	$113,960	$111,665
Southeast Asia based fleet	36,403	17,163
Americas based fleet	14,878	11,026

Rates Per Day Worked
North Sea based fleet	$23,384	$22,554
Southeast Asia based fleet	16,179	8,616
Americas based fleet	14,507	11,041

Overall Utilization
North Sea based fleet	93.8%	91.3%
Southeast Asia based fleet	91.3%	91.8%
Americas based fleet	86.7%	94.2%

Average Owned/Chartered Vessels
North Sea based fleet	27.7	29.2
Southeast Asia based fleet	13.9	12.3
Americas based fleet	6.7	6.0
Total	48.3	47.5

Drydock Days
North Sea based fleet	96	87
Southeast Asia based fleet	34	64
Americas based fleet	122	30
Total	252	181

Expenditures (000’s)	$6,322	$5,471

GulfMark Offshore, Inc.
Press Release
July 29, 2008

	As of	As of
Balance Sheet Data (unaudited) ($000)	June 30, 2008	December 31, 2007
Cash and cash equivalents	$214,668	$40,119
Working capital	261,418	83,556
Vessel and equipment, net	693,241	641,333
Construction in progress	116,244	112,667
Total assets	1,175,101	934,012
Long term debt	300,518	159,558
Shareholders’ equity	773,057	676,091

	Six Months Ended	Six Months Ended
Cash Flow Data (unaudited) ($000)	June 30, 2008	June 30, 2007
Cash flow from operating activities	$76,646	$56,442
Cash flow used in investing activities	(41,872)	(72,572)
Cash flow used in financing activities	140,565	141